Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Third Quarter GAAP EPS of $0.71;

Adjusted EPS of $0.87

FORT LAUDERDALE, Fla., November 1, 2017 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, maternal-fetal medicine, other pediatric services, radiology, and management services, today reported earnings of $0.71 per diluted share for the three months ended September 30, 2017. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $0.87.

For the 2017 third quarter, MEDNAX reported the following results:

•	Net revenue of $869 million;

•	Net income of $66 million; and

•	EBITDA of $152 million.

“Our operating results for the third quarter were at the high end of our expectations, and were marked by improvements in same-unit revenue growth and significant progress in our radiology growth strategy,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “During the quarter, we also developed a number of corporate initiatives to continue to accelerate our adaptation to changes in the healthcare marketplace. These initiatives include the support of our practices from both a clinical and operational standpoint, cost and service excellence across our operating infrastructure, investments in process and technology improvements, and the continuation of our strategic growth. Our execution of these initiatives will be deliberate and methodical, with the goal of delivering a differentiated value proposition through the care we provide, the services we deliver, and the partnerships we hold.”

Operating Results

MEDNAX’s net revenue for the three months ended September 30, 2017 increased by 4.9 percent, to $869.0 million, from $828.0 million for the prior-year period, driven primarily by contributions from acquisitions completed since July 2016.

MEDNAX’s revenue growth attributable to recent acquisitions was 4.2 percent, while overall same-unit revenue increased by 0.7 percent when compared to the prior year period.

Same-unit revenue from net reimbursement-related factors increased by 0.9 percent for the 2017 third quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting and an increase in the administrative fees received from our hospital partners, partially offset by a decrease in revenue due to a slight increase in the percentage of services reimbursed under government programs.

The percentage of services reimbursed under government programs was relatively stable for the third quarter compared with the prior-year period, reflecting a 50 basis point shift to government payors for anesthesiology services, partially offset by a slight shift to commercial payors for neonatology and other pediatric related services.

Same-unit revenue attributable to patient volume declined by 0.2 percent for the 2017 third quarter as compared to the prior-year period. Volume growth in radiology and neonatology services was offset by declines in anesthesiology. For the 2017 third quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 0.3 percent compared to the prior-year period.

During the three months ended September 30, 2017, MEDNAX experienced modest business disruptions due to the impact of hurricanes Harvey, Irma, and Maria on operations in Texas, Florida, Georgia, and Puerto Rico. The Company estimates that this impact reduced net revenue during the quarter by approximately $2 million and Adjusted EPS by approximately $0.01.

For the 2017 third quarter, practice salaries and benefits expense was $586.5 million, compared to $521.8 million in the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 67.5 percent for the third quarter of 2017, compared to 63.0 percent in the prior-year period. This increase in expense as a percentage of revenue was primarily attributable to growth in compensation expense at existing units, including compensation for clinicians that increased at a faster pace than in previous periods, and to support acquisition-related growth.

For the 2017 third quarter, general and administrative expenses were $101.4 million, as compared to $93.5 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 11.7 percent for the third quarter of 2017, compared to 11.3 percent in the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the 2017 third quarter was $151.5 million, compared to $181.2 million for the prior-year period, or a decline of 16.3 percent. EBITDA as a percentage of net revenue was 17.4 percent for the third quarter of 2017, compared to 21.9 percent in the prior-year period, with this decline primarily reflecting higher operating expense growth as compared to revenue growth.

Depreciation and amortization expense was $25.1 million in the third quarter of 2017 compared to $24.2 million in the third quarter of 2016, an increase of $0.9 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $18.4 million in the third quarter of 2017 compared to $17.2 million in the third quarter of 2016, due primarily to an increase in the interest rate paid on the average amount of total borrowings between the two periods.

MEDNAX generated net income of $65.9 million for the 2017 third quarter, or $0.71 per diluted share based on a weighted average 92.9 million shares outstanding. This compares with net income of $96.5 million, or $1.04 per diluted share, for the 2016 third quarter, based on a weighted average 93.1 million shares outstanding. Net income for the 2016 third quarter included $10.6 million, or $0.11 per share, related to the favorable settlement of a tax matter.

For the third quarter of 2017, MEDNAX reported Adjusted EPS of $0.87, compared to $1.09 for the third quarter of 2016. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense. For the third quarter of 2016, Adjusted EPS also excludes $0.11 per share related to the favorable settlement of a tax matter.

For the nine months ended September 30, 2017, MEDNAX generated revenue of $2.55 billion, up 8.3 percent from $2.35 billion for the prior-year period. EBITDA for the nine months ended September 30, 2017 was $430.8 million, compared to $493.2 million for the prior year. MEDNAX earned net income of $184.3 million, or $1.98 per share, through September 30, 2017, based on a weighted average 93.0 million shares outstanding, which compares to net income of $246.8 million, or $2.65 per share, based on a weighted average 93.0 million shares outstanding for the first nine months of 2016. Net income for the first nine months of 2016 included $10.6 million, or $0.11 per share, related to the favorable settlement of a tax matter. For the nine months ended September 30, 2017, MEDNAX reported Adjusted EPS of $2.47, compared to $2.99 in the same period of 2016. For the nine months ended September 30, 2016, Adjusted EPS excludes $0.11 per share related to the favorable settlement of a tax matter.

MEDNAX had cash and cash equivalents of $48.4 million at September 30, 2017, and net accounts receivable were $520.0 million.

During the third quarter of 2017, MEDNAX generated cash flow from operations of $199.9 million, which compares to $196.1 million during the 2016 third quarter.

MEDNAX used approximately $243.5 million during the 2017 third quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the quarter, three physician groups were acquired.

At September 30, 2017, MEDNAX had total net debt outstanding of $1.8 billion, consisting primarily of its borrowings under its revolving credit facility, senior notes and term loan. At September 30, 2017, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $780 million.

Since the end of the third quarter, MEDNAX completed the acquisition of Synergy Radiology Associates, based in Houston, Texas, the Company’s fourth radiology group practice acquisition in 2017. With this acquisition, 10 physician group practices have become part of MEDNAX in 2017.

On October 30, MEDNAX completed a refinancing of its credit facility, expanding it from $1.9 billion to $2.0 billion composed entirely of an unsecured revolving credit facility. The Company may further increase the total credit facility to up to $2.4 billion on an unsecured basis, subject to the satisfaction of specified conditions.

2017 Fourth Quarter Outlook

For the 2017 fourth quarter, MEDNAX expects earnings per share will be in a range of $0.64 to $0.69 per diluted share and Adjusted EPS will be in a range of $0.80 to $0.85. The Adjusted EPS range excludes approximately $0.11 per diluted share of estimated amortization expense and $0.05 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2017 fourth quarter, MEDNAX expects that EBITDA will decrease by 10 percent to 15 percent, compared to the prior-year period.

This outlook assumes that total same-unit revenue growth for the three months ended December 31, 2017 will be in a range of flat to 2 percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the fourth quarter of 2017 of approximately 39 percent.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2017 and 2016 is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET November 22, 2017 by dialing 800.475.6701, access Code 431920. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,075 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue	$868,951	$828,006	$2,547,492	$2,352,389

Operating expenses:
Practice salaries and benefits	586,476	521,832	1,720,279	1,498,268
Practice supplies and other operating expenses	29,497	31,641	88,165	85,679
General and administrative expenses	101,430	93,457	308,210	275,523
Depreciation and amortization	25,116	24,185	76,465	64,010

Total operating expenses	742,519	671,115	2,193,119	1,923,480

Income from operations	126,432	156,891	354,373	428,909
Investment and other income	235	221	1,176	1,249
Interest expense	(18,428)	(17,215)	(54,715)	(46,736)
Equity in (losses) earnings of unconsolidated affiliate	(240)	796	1,246	2,379

Total non-operating expenses	(18,433)	(16,198)	(52,293)	(43,108)

Income before income taxes	107,999	140,693	302,080	385,801
Income tax provision	42,119	44,272	117,811	139,284

Net income	65,880	96,421	184,269	246,517
Net loss attributable to noncontrolling interests	—	88	—	318

Net income attributable to MEDNAX, Inc.	$65,880	$96,509	$184,269	$246,835

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$0.71	$1.04	$1.98	$2.65

Weighted average diluted shares outstanding	92,881	93,146	93,014	93,045

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income attributable to MEDNAX, Inc.	$65,880	$96,509	$184,269	$246,835
Interest expense, net(1)	18,433	16,198	52,293	43,108
Income tax provision	42,119	44,272	117,811	139,284
Depreciation and amortization	25,116	24,185	76,465	64,010

EBITDA	$151,548	$181,164	$430,838	$493,237

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in (losses) earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2017		2016
Weighted average dilutive shares outstanding	92,881		93,146
Net income and diluted net income per share attributable to MEDNAX, Inc.	$65,880	$0.71	$96,509	$1.04
Adjustments:
Amortization (net of tax of $6,502 and $6,440)	10,170	0.11	10,069	0.11
Stock-based compensation (net of tax of $3,023 and $3,374)	4,728	0.05	5,275	0.05
Income tax benefit related to settlement	—	—	(10,646)	(0.11)

Adjusted net income and diluted EPS	$80,778	$0.87	$101,207	$1.09

	Nine Months Ended September 30,
	2017		2016
Weighted average dilutive shares outstanding	93,014		93,045
Net income and diluted net income per share attributable to MEDNAX, Inc.	$184,269	$1.98	$246,835	$2.65
Adjustments:
Amortization (net of tax of $20,146 and $16,725)	31,510	0.34	26,348	0.28
Stock-based compensation (net of tax of $8,788 and $10,053)	13,745	0.15	15,836	0.17
Income tax benefit related to settlement	—	—	(10,646)	(0.11)

Adjusted net income and diluted EPS	$229,524	$2.47	$278,373	$2.99

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	September 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$48,403	$55,698
Short-term investments	10,974	11,286
Accounts receivable, net	520,012	495,276
Other current assets	73,934	24,868
Intangible assets, net	643,214	668,529
Goodwill, other assets, property and equipment	4,383,986	4,083,743

Total assets	$5,680,523	$5,339,400

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$402,309	$407,938
Total debt	1,826,456	1,705,682
Other liabilities	535,184	465,013

Total liabilities	2,763,949	2,578,633
Total shareholders’ equity	2,916,574	2,760,767

Total liabilities and shareholders’ equity	$5,680,523	$5,339,400